Exhibit 99.2

CONTINENTAL AIRLINES ANNOUNCES
EXERCISE OF CONVERTIBLE NOTES
OVER-ALLOTMENT OPTION
     HOUSTON, Dec. 8, 2009 — Continental Airlines (NYSE: CAL) today announced that the underwriters of its previously announced convertible note offering have exercised in full their option to purchase additional notes to cover over-allotments in respect of such offering. Continental will issue a total of $230 million in aggregate principal amount of its 4.5% convertible notes due 2015 (including $30 million in aggregate principal amount of notes issued pursuant to the option exercise). The net proceeds to Continental from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $224.0 million. The offering is expected to close Dec. 11, 2009, subject to customary closing conditions.
     Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Citi and UBS Securities LLC are acting as joint book-running managers for the offering. A copy of the prospectus for the offering can be obtained from:
Morgan Stanley & Co. Incorporated
Attn: Prospectus Dept.
180 Varick Street, 2nd floor
New York, NY 10014
Telephone: (866) 718-1649
Email:
Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.
One Madison Ave.
New York, NY 10010
Telephone: (800) 221-1037
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EXERCISE OF CONVERTIBLE NOTES OVER-ALLOTMENT OPTION/Page 2
Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004
Attn: Prospectus Dept.
Telephone: (866) 471-2526
     The prospectus for the offering has also been filed with the Securities and Exchange Commission (SEC) and is available at the SEC’s Web site at http://www.sec.gov.
     The notes will be issued pursuant to a shelf registration statement that was previously filed with the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes. An offering of the notes will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Statements in this press release contain “forward looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Continental’s filing with the SEC for certain other factors that may affect forward-looking information.
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CAL09106